Chuy’s Holdings, Inc. Announces Fourth Quarter and Fiscal Year 2019 Financial Results

AUSTIN, Texas, March 5, 2020 - Chuy’s Holdings, Inc. (NASDAQ:CHUY) today announced financial results for the 13-week and 52-week periods ended December 29, 2019.
Highlights for the fourth quarter ended December 29, 2019 were as follows:

•	Revenue increased 5.4% to $102.0 million from $96.8 million in the fourth quarter of 2018.

•	Comparable restaurant sales increased 2.9%.

•
Net loss was $1.4 million, or $0.09 per diluted share, compared to net income of $3.4 million, or $0.20 per diluted share, in the fourth quarter of 2018. Net loss in the fourth quarter of 2019 included impairment, closed restaurant costs and legal settlement charges of $6.1 million ($4.3 million, net of tax or $0.26 per diluted share).

•	Adjusted net income(1) increased 55.4% to $2.9 million, from $1.8 million, and adjusted net income per diluted share increased 54.5% to $0.17 from $0.11, during the same period in 2018.

•	Restaurant-level operating profit(1) increased 17.4% to $14.6 million compared to $12.4 million in the fourth quarter of 2018.

•	One new restaurant opened during the fourth quarter of 2019.
Highlights for the fiscal year ended December 29, 2019 were as follows:

•	Revenue increased 7.1% to $426.4 million from $398.2 million in the fiscal year 2018.

•	Comparable restaurant sales increased 2.6%.

•	Net income was $6.2 million, or $0.37 per diluted share, compared to $5.5 million, or $0.32 per diluted share, during the fiscal year 2018.

•	Adjusted net income(1) increased by 17.2% to $17.6 million, from $15.0 million, and net income per diluted share increased by 18.2% to $1.04 from $0.88, during the fiscal year 2018.

•	Restaurant-level operating profit(1) increased 8.4% to $65.6 million compared to $60.5 million during the fiscal year 2018.

•	A total of six new restaurants opened during 2019.

(1)
Adjusted net income and restaurant-level operating profit are non-GAAP measures. For reconciliations of adjusted net income and restaurant-level operating profit to the most directly comparable GAAP measure see the accompanying financial tables. For a discussion of why we consider them useful, see “Non-GAAP Measures” below.

Steve Hislop, President and Chief Executive Officer of Chuy’s Holdings, Inc. commented, “We are pleased to have ended the year with a strong fourth quarter performance as we grew revenues by 5.4% and posted our 7th consecutive quarter of positive comparable sales. More importantly, we successfully leveraged our restaurant operating costs and improved our profitability, resulting in an adjusted net income growth of over 50% during the quarter. We believe this result is a testament to the success of our initiatives, including our targeted marketing campaign, investment in technology to improve customer experience and restaurant operations, labor initiatives, off-premise sales initiatives, and a disciplined development strategy. As we start 2020, we will capitalize on this momentum and remain focused on taking care of our customers through our exceptional service and high-quality, made-from-scratch food and drinks.”
Hislop added, “We successfully opened six new restaurants in 2019 as we focused on in-filling our existing markets.  For 2020, we will continue to balance new unit growth with initiatives to drive sales and improve restaurant profitability. To that end, we expect to open five to seven restaurants during 2020, primarily in our existing markets with proven average unit volumes. Ultimately, our plan is to solidify our overall business performance in 2020 and continue to put Chuy’s in a position of strength.”
Fourth Quarter 2019 Financial Results
Revenue increased 5.4% to $102.0 million in the fourth quarter of 2019 compared to $96.8 million in the fourth quarter of 2018. The increase in revenue was primarily driven by $5.8 million in incremental revenue from an additional 80 operating weeks provided by new restaurants opened during and subsequent to the fourth quarter of 2018 as well as an increase in our comparable restaurant sales. These increases were partially offset by a decrease in revenue as a result of a loss of 50 operating weeks during the fourth quarter of 2019 due to store closures and a decrease in revenue from our non-comparable restaurants that are not included in the incremental revenue discussed above. Revenue related to non-comparable restaurants is historically lower as the restaurants transition out of the 'honeymoon' period that follows a restaurant's initial opening. The honeymoon period refers to the weeks following a restaurant's initial opening.
Comparable restaurant sales increased 2.9% for the thirteen weeks ended December 29, 2019 compared to the thirteen weeks ended December 30, 2018. The increase in comparable sales was primarily driven by a 3.9% increase in average check, partially offset by a 1.0% decrease in average weekly customers. The Company estimates that comparable restaurant sales and weekly average customers benefited from the reversal of unfavorable weather conditions last year by approximately 50 basis points. The comparable restaurant base consisted of 88 restaurants during the fourth quarter of 2019.
Total restaurant operating costs as a percentage of revenue decreased to 85.7% in the fourth quarter of 2019 from 87.2% in the fourth quarter of 2018. The decrease in restaurant operating costs as a percentage of revenue was primarily driven by the following:

•
Labor costs decreased 150 basis points primarily due to leverage on higher average check, increased labor efficiency at new store openings and lower training expense for new managers, partially offset by hourly labor rate inflation on comparable stores of approximately 3.2%.

•	Cost of sales decreased 20 basis points primarily as a result of decreases in the costs of produce, chicken and grocery, partially offset by increases in the costs of dairy and beef.

•	Operating costs increased 30 basis points primarily due to higher insurance costs and delivery service charges.

•	Marketing expense increased 20 basis points driven by the Company’s new national-level marketing initiatives.

•
Occupancy costs decreased 30 basis points primarily as a result of leverage of fixed occupancy costs on higher sales, partially offset by higher rental expense at certain newly opened restaurants in larger markets.

Total general and administrative expenses increased to $5.7 million for the fourth quarter of 2019 as compared to $5.2 million for the same period in 2018. This increase was primarily driven by increases in performance-based bonuses and management salaries.
The Company also recorded income of $0.2 million during the fourth quarter of 2019 ($0.1 million, net of tax or $0.01 per diluted share) related to a legal settlement accrual adjustment.
Impairment and closed restaurant costs were $6.3 million ($4.4 million, net of tax or $0.27 per diluted share) during the fourth quarter of 2019, including a non-cash impairment charge of approximately $5.6 million related to the closing of four under-performing restaurants. The Company also recorded $0.7 million of costs relating to closed restaurants during the year, of which $0.2 million related to costs to maintain these closed restaurants such as rent expense, utility and insurance costs.
Income tax benefit was $1.7 million in the fourth quarter 2019 and $2.0 million in the same period in 2018. The Company's income tax rate was impacted by the non-cash loss on asset impairment and closed restaurant costs of $6.3 million in the fourth quarter of 2019 and a $1.6 million favorable tax impact relating to the non-cash loss on an asset impairment recorded during the third quarter of 2018. Excluding the impact of these non-recurring items, the Company’s effective tax rate for the thirteen weeks ended December 29, 2019 was an expense of 5.0% compared to a benefit of 30.1% for the same period in 2018. The increase in the effective tax rate is in part related to higher estimated income before income taxes adjusted for the above mentioned non-recurring items.
As a result of the foregoing, net loss was $1.4 million, or $0.09 per diluted share, as compared to net income of $3.4 million, or $0.20 per diluted share, in the fourth quarter of 2018.
Adjusted net income increased 55.4% to $2.9 million from $1.8 million in the fourth quarter of 2018, and adjusted net income per diluted share increased 54.5% to $0.17 per diluted share from $0.11 per diluted share in the same period in 2018. Please see the reconciliation of adjusted net income to net income in the accompanying financial tables.
Fiscal Year 2019 Financial Results
Revenue increased 7.1% to $426.4 million in fiscal year 2019 compared to $398.2 million in fiscal year 2018. The increase in revenue was primarily driven by $28.5 million in incremental revenue from an additional 359 operating weeks provided by new restaurants opened during and subsequent to fiscal year 2018 as well as an increase in our comparable sales. These increases were partially offset by a decrease in revenue as a result of a loss of 80 operating weeks during the year due to store closures and a decrease in revenue from our non-comparable restaurants that are not included in the incremental revenue discussed above. Revenue related to non-comparable restaurants is historically lower as the restaurants transition out of the 'honeymoon' period that follows a restaurant's initial opening. The honeymoon period refers to the weeks following a restaurant's initial opening.
Comparable restaurant sales increased 2.6% for the year ended December 29, 2019 compared to the same period in 2018. The increase was primarily driven by a 3.7% increase in average weekly check, partially offset by a 1.1% decrease in weekly average customers.
Total restaurant operating costs as a percentage of revenue decreased to 84.6% in the fiscal year 2019 from 84.7% in the fiscal year 2018. The decrease in restaurant operating costs as a percentage of revenue was primarily driven by the following:

•
Labor costs decreased 80 basis points primarily due to leverage on higher average check, increased labor efficiency at new store openings and lower training expense for new managers, partially offset by hourly labor rate inflation on comparable stores of approximately 3.3%.

•	Cost of sales increased 20 basis points primarily as a result of increases in the costs of beef and produce, partially offset by decreases in the costs of grocery, chicken and bar costs.

•	Operating costs increased by 20 basis points primarily due to higher insurance costs, credit card fees and delivery service charges.

•	Marketing expense increased 30 basis points driven by the Company’s new national-level marketing initiatives.
Total general and administrative expenses increased to $23.7 million as compared to $20.7 million in the same period in 2018. This increase was primarily driven by increases in performance based bonuses, management salaries and equity compensation.
Impairment and closed restaurant costs were $14.2 million ($10.9 million, net of tax or $0.65 per diluted share) during fiscal year 2019. As a result of an impairment analysis and subsequent closures of under-performing restaurants during the fiscal year 2019, the Company recorded a non-cash asset impairment charge of approximately $12.7 million related to seven restaurants and $1.5 million of closed restaurant costs, of which approximately $0.8 million related to costs to maintain these closed restaurants such as rent expense, utility and insurance costs. As a result of an impairment analysis of under-performing restaurants during the fiscal year 2018, the Company identified six restaurants as impaired and recognized a non-cash asset impairment charge of approximately $12.3 million ($9.4 million, net of tax or $0.55 per diluted share).
The Company also recorded $0.6 million in the fiscal year 2019 ($0.5 million, net of tax or $0.03 per diluted share) related to a legal settlement accrual.
Income tax benefit was $2.9 million in fiscal year 2019 and $2.4 million in fiscal year 2018. The tax benefit was primarily due to the tax impact of the non-cash loss on asset impairment and closed restaurant costs of $14.2 million as well as legal settlement accrual of $0.6 million in the fiscal year 2019 and the non-cash loss on asset impairment of $12.3 million in the fiscal year 2018. Excluding the impact of these adjustments, our effective tax rate for fiscal year 2019 was 3.0% compared to 3.5% in the same period last year.
As a result of the foregoing, net income in fiscal year 2019 was $6.2 million, or $0.37 per diluted share, compared to net income of $5.5 million, or $0.32 per diluted share in fiscal year 2018.
Adjusted net income increased 17.2% to $17.6 million compared to $15.0 million during fiscal year 2018, and adjusted net income per diluted share increased 18.2% to $1.04 per diluted share compared to $0.88 per diluted share in the same period in 2018. Please see the reconciliation of adjusted net income to net income in the accompanying financial tables.
Development Update
During the fourth quarter, one new restaurant was opened in Columbus, Ohio and four restaurants were closed: one in Warrenville, Illinois, one in Cumberland, Georgia, one in Tuscaloosa, Alabama and one in Annapolis, Maryland. Six new restaurants opened during 2019 and six restaurants closed, which brings our total number of restaurants to 100 as of December 29, 2019.
Subsequent to the end of the fourth quarter, one additional restaurant was opened in Frisco, Texas.
For fiscal year 2020, the Company expects to open between five and seven new Chuy’s locations.
Share Repurchase Program
During fiscal year 2019, the Company repurchased approximately 352,000 shares of its common stock for a total of $7.8 million. Since the beginning of the current $30.0 million share repurchase program, the Company has repurchased approximately 511,000 shares of common stock for a total of $11.4 million through December 29, 2019. During the fourth quarter of 2019, the Company’s Board of Directors authorized a new share repurchase program under which the Company may, at its discretion, repurchase up to $30 million of its common shares outstanding. This repurchase program became effective on January 1, 2020, after the expiration of the previous share repurchase authorization, and expires on December 31, 2022. Repurchases of the Company’s outstanding common stock will be made in accordance with applicable securities laws and may be made at management’s discretion from time to time in the open market, through privately negotiated transactions or otherwise, including pursuant to Rule 10b5-1 trading plans.
2020 Outlook
The Company currently expects 2020 adjusted net income per diluted share of $1.15 to $1.19. This compares to adjusted net income per diluted share of $1.04 for fiscal year 2019. The net income guidance for fiscal year 2020 is based, in part, on the following annual assumptions:

•	Comparable restaurant sales growth of 2.0% to 3.0%;

•	Restaurant pre-opening expenses of $2.4 million to $3.3 million;

•	General and administrative expense of $24.5 million to $26.5 million;

•	An effective tax rate of 6% to 8%;

•	The opening of five to seven new restaurants;

•	Annual weighted average diluted shares outstanding of 16.9 million to 17.0 million shares; and

•	Net capital expenditures (net of tenant improvement allowances) of $23.0 million to $30.0 million.

The following definitions apply to these terms as used in this release:
Comparable restaurant sales reflect changes in sales for the comparable group of restaurants over a specified period of time. We consider a restaurant to be comparable in the first full quarter following the 18th month of operations. Changes in comparable sales reflect changes in customer count trends as well as changes in average check.
Average check is calculated by dividing revenue by total entrées sold for a given time period. Average check reflects menu price increases as well as changes in menu mix.
Average weekly customers is measured by the number of entrées sold per week. Our management team uses this metric to measure changes in customer traffic.
Total restaurant operating costs includes cost of sales, labor, operating, occupancy and marketing costs.
Conference Call
The Company will host a conference call to discuss financial results for the fourth quarter and fiscal year 2019 today at 5:00 p.m. Eastern Time. Steve Hislop, President and Chief Executive Officer, and Jon Howie, Vice President and Chief Financial Officer, will host the call.
The conference call can be accessed live over the phone by dialing 877-407-0789 or for international callers by dialing 201-689-8562. A replay will be available after the call and can be accessed by dialing 844-512-2921 or for international callers by dialing 412-317-6671; the passcode is 13698883. The replay will be available until Thursday, March 12, 2020.
The conference call will also be webcast live from the Company’s corporate website at www.chuys.com under the Investors section. An archive of the webcast will be available on the Company's corporate website shortly after the call has concluded.

About Chuy’s
Founded in Austin, Texas in 1982, Chuy's owns and operates full-service restaurants across 19 states serving a distinct menu of authentic, made from scratch Tex-Mex inspired dishes. Chuy's highly flavorful and freshly prepared fare is served in a fun, eclectic and irreverent atmosphere, while each location offers a unique, "unchained" look and feel, as expressed by the concept's motto "If you've seen one Chuy's, you've seen one Chuy's!" For further information about Chuy's, including the nearest location, visit the Chuy's website at www.chuys.com.
Forward-Looking Statements
Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance and related annual assumptions, strategy for 2020, expected restaurant openings, plan to solidify performance in 2020, and estimated effects on the comparable restaurant sales are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of the management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurant openings, the sales at the Company’s restaurants, changes in restaurant development or operating costs, such as food and labor, the Company’s ability to leverage its existing management and infrastructure, changes in restaurant pre-opening expense, general and administrative expenses, capital expenditures, our effective tax rate, impairment and closed restaurant costs, changes in the number of diluted shares outstanding, strength of consumer spending, conditions beyond the Company’s control such as timing of holidays, weather, natural disasters, acts of war or terrorism, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, the timing and amount of repurchases of our common stock, if any, changes to the Company’s expected liquidity position, the possibility that the repurchase program may be suspended or discontinued and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements, except as required by law.
Non-GAAP Measures
We prepare our financial statements in accordance with GAAP. Within our press release, we make reference to non-GAAP restaurant-level operating profit, restaurant-level operating margin and adjusted net income. Restaurant-level operating profit represents (loss) income from operations plus the sum of general and administrative expenses, restaurant pre-opening costs, legal settlement, impairment and closed restaurant costs and depreciation and amortization. Restaurant-level operating profit is presented because: (i) we believe it is a useful measure for investors to assess the operating performance of our restaurants without the effect of non-cash depreciation and amortization expenses; and (ii) we use restaurant-level operating profit internally as a benchmark to evaluate our restaurant operating performance and to compare our performance to that of our competitors. Additionally, we present restaurant-level operating profit because it excludes the impact of general and administrative expenses, which are not incurred at the restaurant level, restaurant pre-opening costs as well as legal settlement, impairment and closed restaurant costs. Although we incur pre-opening costs on an ongoing basis as we continue to open new restaurants, the pre-opening costs, legal settlement and impairment and closed restaurant costs are not components of a restaurant's ongoing operating expenses. The use of restaurant-level operating profit thereby enables us and our investors to compare operating performance between periods and to compare our operating performance to the performance of our competitors. The measure is also widely used within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. The use of restaurant-level operating profit as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. We present restaurant-level operating margin for the same reasons we present restaurant level operating profit.

Adjusted net income represents net (loss) income before legal settlement, impairment and closed restaurant costs and the income tax effect of these adjustments. We believe the use of adjusted net income provides additional information to enable us and our investors to facilitate year-over-year performance comparison and a comparison to the performance of our peers.

Restaurant-level operating profit, restaurant-level operating margin and adjusted net income exclude various expenses as discussed above that may materially impact our consolidated results of operations. As a result, these measures are not indicative of the Company’s consolidated results of operations. We present these measures exclusively as supplements to, and not substitutes for, net income or income from operations computed in accordance with GAAP. As supplemental disclosures, restaurant-level operating profit and adjusted net income should not be considered as alternatives to net income or income from operations as an indicator of our performance or as alternatives to any other measure determined in accordance with GAAP. In addition, the Company does not provide a reconciliation of fiscal 2020 adjusted net income per diluted share or the most directly comparable forward-looking GAAP measure of net (loss) income per diluted share because the timing and nature of excluded items are unreasonably difficult to fully and accurately estimate.

Chuy’s Holdings, Inc. and Subsidiaries
Unaudited Condensed Consolidated Income Statements
(In thousands, except share and per share data)

	Quarter Ended				Year Ended
	December 29, 2019		December 30, 2018		December 29, 2019		December 30, 2018
Revenue	$102,032	100.0%	$96,835	100.0%	$426,357	100.0%	$398,200	100.0%

Costs and expenses:
Cost of sales	26,590	26.1	25,516	26.3	110,152	25.8	101,946	25.6
Labor	36,456	35.7	36,051	37.2	150,779	35.4	144,325	36.2
Operating	15,538	15.2	14,385	14.9	62,121	14.6	57,457	14.4
Occupancy	7,811	7.7	7,731	8.0	32,151	7.5	30,028	7.5
General and administrative	5,671	5.6	5,208	5.4	23,681	5.6	20,725	5.2
Marketing	1,068	1.0	744	0.8	5,555	1.3	3,929	1.0
Restaurant pre-opening	592	0.6	657	0.7	2,949	0.7	4,382	1.1
Legal settlement	(160)	(0.2)	—	—	615	0.1	—	—
Impairment and closed restaurant costs	6,291	6.2	—	—	14,179	3.3	12,336	3.1
Depreciation and amortization	5,254	5.1	5,100	5.2	20,739	4.9	19,804	5.1
Total costs and expenses	105,111	103.0	95,392	98.5	422,921	99.2	394,932	99.2
(Loss) income from operations	(3,079)	(3.0)	1,443	1.5	3,436	0.8	3,268	0.8
Interest expense, net	32	—	24	—	122	—	83	—
(Loss) income before income taxes	(3,111)	(3.0)	1,419	1.5	3,314	0.8	3,185	0.8
Income tax benefit	(1,681)	(1.6)	(1,991)	(2.0)	(2,901)	(0.7)	(2,354)	(0.6)
Net (loss) income	$(1,430)	(1.4)%	$3,410	3.5%	$6,215	1.5%	$5,539	1.4%

Net (loss) income per common share: Basic	$(0.09)		$0.20		$0.37		$0.33
Net (loss) income per common share: Diluted	$(0.09)		$0.20		$0.37		$0.32

Weighted-average shares outstanding: Basic	16,623,775		16,904,025		16,728,955		16,931,589
Weighted-average shares outstanding: Diluted	16,623,775		16,995,523		16,824,395		17,062,347

Reconciliation of GAAP net (loss) income and net (loss) income per share to adjusted results
(Unaudited, in thousands except share and per share data)

	Quarter Ended				Year Ended
	December 29, 2019		December 30, 2018		December 29, 2019		December 30, 2018
Net (loss) income as reported	$(1,430)		$3,410		$6,215		$5,539
Impairment and closed restaurant costs	6,291		—		14,179		12,336
Legal settlement	(160)		—		615		—
Income tax effect on adjustments	(1,833)	(1)	(1,564)	(2)	(3,454)	(1)	(2,897)	(2)
Adjusted net income	$2,868		$1,846		$17,555		$14,978

Adjusted net income per common share: basic	$0.17		$0.11		$1.05		$0.88
Adjusted net income per common share: diluted	$0.17		$0.11		$1.04		$0.88

Weighted-average shares outstanding: basic	16,623,775		16,904,025		16,728,955		16,931,589
Weighted-average shares outstanding: diluted	16,623,775		16,995,523		16,824,395		17,062,347

(1)
Reflects the tax expense associated with the adjustments for legal settlement, impairment and closed restaurant costs during the thirteen weeks and year ended December 29, 2019. The tax expense was calculated based on the change in the tax provision calculations after adjusting for the reconciling items.

(2)
Reflects the tax expense associated with the adjustment for the loss on asset impairment during fiscal year 2018. The tax expense was calculated based on the change in the tax provision calculations after adjusting for the reconciling item.

Reconciliation of GAAP (loss) income from operations to restaurant-level operating profit
(Unaudited, in thousands)

	Quarter Ended		Year Ended
	December 29, 2019	December 30, 2018	December 29, 2019	December 30, 2018
(Loss) income from operations as reported	$(3,079)	$1,443	$3,436	$3,268
General and administrative	5,671	5,208	23,681	20,725
Restaurant pre-opening expenses	592	657	2,949	4,382
Legal settlement	(160)	—	615	—
Impairment and closed restaurant costs	6,291	—	14,179	12,336
Depreciation and amortization	5,254	5,100	20,739	19,804
Restaurant-level operating profit	$14,569	$12,408	$65,599	$60,515

Restaurant-level operating margin (1)	14.3%	12.8%	15.4%	15.2%

(1)	Restaurant-level operating margin is calculated by dividing restaurant-level operating profit by revenue.

Chuy’s Holdings, Inc. and Subsidiaries
Unaudited Selected Balance Sheet Data
(In thousands)

	December 29, 2019	December 30, 2018
Cash and cash equivalents	$10,074	$8,199
Total assets	446,069	277,084
Long-term debt	—	—
Total stockholders’ equity	194,936	193,851

Investor Relations
Fitzhugh Taylor
203-682-8261
investors@chuys.com